Liberty Financial Companies, Inc.
                Exhibit 12 - Statement re Computation of Ratios
                                ($ in millions)

                                          Three Months Ended   Six Months Ended
                                                June 30            June 30
                                          ------------------  ------------------
                                              2000     1999     2000     1999
                                          --------  --------  --------  --------
Earnings:
 Pretax income                              $40.2     $36.0     $87.6     $80.0
 Add fixed charges:
  Interest on indebtedness                   10.1       9.1      19.9      17.9
  Portion of rent representing the
   interest factor                            1.3       1.2       2.5       2.4
  Accretion to face value of redeemable
   convertible preferred stock                0.0       0.2       0.2       0.4
                                          --------  --------  --------  --------
 Sub-total of income as adjusted             51.6      46.5     110.2     100.7
  Interest on fixed annuities and
   financial products                       133.2     129.4     260.5     264.2
                                          --------  --------  --------  --------
 Total income as adjusted                  $184.8    $175.9    $370.7    $364.9
                                          ========  ========  ========  ========
Fixed charges:
 Interest on indebtedness                   $10.1      $9.1     $19.9     $17.9
 Portion of rent representing the
  interest factor                             1.3       1.2       2.5       2.4
 Accretion to face value of redeemable
   convertible preferred stock                0.0       0.2       0.2       0.4
                                          --------  --------  --------  --------
 Sub-total of fixed charges                  11.4      10.5      22.6      20.7
 Interest on fixed annuities and
  financial products                        133.2     129.4     260.5     264.2
                                          --------  --------  --------  --------
 Combined fixed charges                     144.6     139.9     283.1     284.9
 Preferred stock dividends                    0.4       0.4       0.7       0.7
                                          --------  --------  --------  --------
 Fixed charges and preferred stock
  dividends                                $145.0    $140.3    $283.8    $285.6
                                          ========  ========  ========  ========
Ratio of earnings to fixed charges:

 Excluding interest on fixed annuities
  and financial  products                   4.53 x    4.43 x    4.88 x    4.86 x
                                          ========  ========  ========  ========

 Including interest on fixed annuities
  and financial products                    1.28 x    1.26 x    1.31 x    1.28 x
                                          ========  ========  ========  ========

Ratio of earnings to combined fixed charges and preferred stock dividends:

 Excluding interest on fixed annuities
  and financial products                    4.37 x    4.27 x    4.73 x    4.71 x
                                          ========  ========  ========  ========

 Including interest on fixed annuities
  and financial products                    1.27 x    1.25 x    1.31 x    1.28 x
                                          ========  ========  ========  ========